Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors

of Hungarian Telephone and Cable Corp.:

We consent to incorporation by reference in the registration statements (No. 333-116759) on Form S-3 and (No. 333-29885, 333-81813, 333-54688 and 333-115871) on Form S-8 of Hungarian Telephone and Cable Corp. of our report dated March 11, 2005, relating to the consolidated balance sheets of Hungarian Telephone and Cable Corp. and subsidiary as of December 31, 2004 and 2003, and the related consolidated statements of operations and comprehensive income, stockholders’ equity, and cash flows for each of the years in the three-year period ended December 31, 2004, and the related financial statements Schedules I and II which report appears in the December 31, 2004 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

KPMG Hungaria Kft.

Budapest, Hungary

March 29, 2005